Exhibit 99.1

MUSCLEPHARM TO POSITION COMPANY FOR FUTURE PROFITABILITY

DENVER, Colo. – August 25, 2015 – MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced plans to better focus and align the company’s resources toward profitable growth. The company believes this initiative could yield cost savings in excess of $20 million on an annual basis going forward, and profitability in 2016 and beyond. MusclePharm will be working to increase operating profit margins to 10 percent and earnings before interest, taxes, depreciation and amortization (EBITDA) margins to 15 percent by 2020.

Today’s announcement follows recent moves by MusclePharm to build on the company’s core strengths as a leading sports nutrition brand. As detailed in the company’s second quarter results ended June 30, 2015, recent highlights include:

•	Net quarterly revenue of a record $50.5 million;

•	$3.5 million operating cash flow positive for Q2 with $4.2 million in cash on hand;

•	$8.5 million sales backlog;

•	Gross margin was 34.7%, up 3.1 percentage points versus 2014 full year results;

In addition, the company continues to focus on instituting best practices in corporate governance at the Board level. Ryan Drexler, an experienced nutrition and fitness executive and investment manager, was recently appointed as the new Chairman of the Board who will also play an executive role in the company. The company also recently appointed three additional independent Directors to MusclePharm Board, thereby expanding the total Board to seven Directors.

“I joined the board to help position the company as it continues pursuing future growth opportunities, while also providing an investor perspective to the management of our growth,” said Mr. Drexler. “I believe this is the first in many steps we are taking to position the company for profitability and success.”

As a result of today’s restructuring announcement, MusclePharm anticipates the closure of certain facilities, employee reductions and the termination of contracts which could result in a one-time charge of up to $20 million to $30 million. The amount of the anticipated charge is under review and preliminary and therefore is subject to change.

“Reducing costs will unfortunately include the elimination of some positions throughout the company,” said Brad Pyatt, MusclePharm’s CEO. “These staffing reductions are intended to rightsize our business and reduce related costs as we work toward profitability and long-term shareholder value creation.”

Although MusclePharm does not expect these cost savings initiatives to affect top line revenue, the company is adjusting its full year projected revenue range to between $190 million and $200 million.

MusclePharm expects to make further announcements as details of the restructuring are implemented. At this time, the company is not able to make a more precise determination of the estimated amount or range of amounts to be incurred for each major type of cost reduction, nor the exact charges and future cash expenditures.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 120 countries and available in over 45,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. Follow MusclePharm Corporation on Facebook, Twitter, and Instagram.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), the press release contains EBITDA a non-GAAP financial measure, calculated as net loss adjusted for interest, income taxes, depreciation and amortization of property and equipment, and amortization of intangible assets. Management believes that the non-GAAP measure used in this release provide investors with important perspectives into the Company’s ongoing business performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measure used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. All financial data is presented on a GAAP basis except where the Company indicates its presentation is on a non-GAAP basis.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Media Contact

Seth Lubove

Sitrick and Company

slubove@sitrick.com

(310) 788-2850